Exhibit 99.1

MyoKardia Reports First Quarter 2017 Financial Results and Operational Progress

Company to Host Conference Call and Webcast Today at 2:00 PM PT (5:00 PM ET)

SOUTH SAN FRANCISCO, Calif., May 9, 2017 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today reported business highlights and financial results for the first quarter ended March 31, 2017.

“We are encouraged by the rapid progress we have made through MyoKardia’s multiple R&D programs, giving us confidence that our pioneering approach will help us deliver on our mission for patients,” said Tassos Gianakakos, chief executive officer. “In the first quarter of 2017, our two programs in the clinic aimed at the most common heritable cardiomyopathies made significant progress. We expect to report top-line data for both ongoing clinical trials in the third quarter of this year.”

“We continue to invest deeply in our research and discovery platform, exploring multiple targets that we believe could provide significant benefit to patients suffering from a wide range of cardiomyopathies,” added Mr. Gianakakos.

MYK-461 is currently being evaluated in the Phase 2 PIONEER-HCM trial in symptomatic, obstructive hypertrophic cardiomyopathy (oHCM). MyoKardia initiated a Phase 1 study of MYK-491, its dilated cardiomyopathy (DCM) candidate, in healthy volunteers in the first quarter of 2017.

Recent Highlights

Upcoming Product Pipeline Milestones

•

Topline data from the Phase 2 PIONEER-HCM trial of MYK-461 in symptomatic oHCM are expected in the third quarter of 2017. MyoKardia also plans to enroll an additional ten-patient cohort in PIONEER to further understand the effects of MYK-461 in HCM patients on beta blocker therapy. In clinical practice, beta blockers are commonly used in this patient population.

•

A double-blind, placebo-controlled trial of MYK-461 (EXPLORER-HCM) in symptomatic oHCM is planned for the second half of 2017. The Company also plans to expand the clinical investigation of MYK-461 to patients with non-obstructive HCM in a Phase 2 trial planned to start in the second half of 2017.

•

Topline results from the Phase 1 single ascending dose (SAD) study of MYK-491, in healthy volunteers, are expected in the third quarter of 2017. MyoKardia plans to initiate a Phase 1 study of MYK-491 in DCM patients in the second half of the year.

Corporate Updates

•	In January 2017, MyoKardia received a $45 million payment associated with Sanofi’s decision to continue the global cardiomyopathy research collaboration between the two companies.
•	The Company added three new directors to its Board of Directors: Kim Popovits, David Meeker, M.D., and Wendy Yarno.

Conference Call and Webcast

MyoKardia will host a conference call and live audio webcast Tuesday, May 9, 2017 at 2:00 p.m. PT/5:00 p.m. ET. The call may be accessed by phone by calling (844) 494-0193 from the U.S. and Canada or (508) 637-5584 internationally and using the conference ID 9156377. The webcast may be accessed live on the Investor Relations section of the Company's website at http://investors.myokardia.com. A replay of the webcast will be available on the MyoKardia website for 90 days following the call.

First Quarter 2017 Financial Results

•

Cash Position: Cash and cash equivalents as of March 31, 2017 were $135.6 million, compared to $135.8 million as of December 31, 2016. Investments (short-term and long-term) as of March 31, 2017 were $44.0 million, compared to $16.1 million as of December 31, 2016. Based on its current operating plans, the Company expects that its cash, cash equivalents and investments as of March 31, 2017, together with anticipated payments from Sanofi under our collaboration agreement, will enable the company to fund its anticipated operating expenses and capital expenditure requirements at least into 2019.

•	Revenues: Collaboration and license revenue was $5.6 million during the three months ended March 31, 2017, compared with $3.6 million during the three months ended March 31, 2016.
•

R&D Expenses: Research and development expenses for the three months ended March 31, 2017 were $11.9 million, up from $8.1 million for the three months ended March 31, 2016. The increase in R&D expense was primarily driven by its ongoing clinical trials, including the Phase 2 PIONEER-HCM clinical trial for MYK-461, the Phase 1 trial for MYK-491, expansion of R&D staff, and increased manufacturing activities for all of MyoKardia’s ongoing clinical stage programs.

•

G&A Expenses: General and administrative expenses were $5.5 million for the three months ended March 31, 2017, compared to $3.9 million for the three months ended March 31, 2016. The increase was primarily attributable to G&A staff expansion and professional fees, as well as other personnel related expenses.

•

Net Loss: Net loss was $11.5 million for the first quarter of 2017, compared to a net loss of $8.4 million for the first quarter of 2016. The increase in net loss was primarily attributable to the increase in operating expenses noted above.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an oral small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and has been evaluated in three Phase 1 clinical trials. MyoKardia is currently studying MYK-461 in the Phase 2 PIONEER-HCM trial in symptomatic, obstructive HCM (oHCM), a subset of HCM for which the U.S. Food and Drug Administration (FDA) has granted MYK-461 Orphan Drug Designation. MYK-491, the second clinical candidate generated by MyoKardia’s product engine, is designed to increase the overall extent of the heart’s contraction in DCM patients by increasing cardiac contractility. MyoKardia is currently evaluating MYK-491 in a Phase 1 study in healthy volunteers; topline data is expected in the third quarter of 2017. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science. For more information, please visit www.myokardia.com.

About MYK-461

MYK-461 is an oral small molecule designed to reduce left ventricular contractility by allosterically modulating the function of cardiac myosin, the motor protein that drives heart muscle contraction. MyoKardia has evaluated MYK-461 in three Phase 1 clinical trials, primarily designed to evaluate safety and tolerability of oral doses of MYK-461, as well as provide pharmacokinetic and pharmacodynamic data. In April 2016, the U.S. FDA granted Orphan Drug Designation for MYK-461 for the treatment of symptomatic oHCM, a subset of HCM.

MyoKardia is currently studying MYK-461 in PIONEER-HCM, a Phase 2 open-label single-arm study to evaluate safety, tolerability and efficacy of MYK-461 in patients with symptomatic oHCM. The primary endpoint of PIONEER-HCM is the level of reduction in post-exercise left ventricular outflow tract (LVOT) gradient over 12 weeks of drug treatment. PIONEER-HCM will also explore the relationship between reduction in contractility and LVOT gradient, endpoints measuring functional capacity (i.e., exercise) and clinical symptoms in addition to gathering safety and tolerability data on MYK-461 in an outpatient setting.

About MYK-491

The oral small molecule MYK-491 is an allosteric modulator of myosin designed to increase cardiac contractility in a DCM heart. Like MYK-461, the Company’s candidate for hypertrophic cardiomyopathy, MYK-491 targets the underlying biomechanical defects of the heart muscle. Based on preclinical research across multiple animal models, MYK-491 may hold potential for controlled increases in the heart’s contractility with minimal impact on diastole or relaxation. MyoKardia initiated a Phase 1 study of MYK-491 in healthy volunteers in early 2017, with topline results expected in the third quarter of 2017. MyoKardia also plans to initiate a Phase 1 study of MYK-491 in DCM patients in the second half of 2017.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the clinical and therapeutic potential of MYK-461 and MYK-491, the Company's ability to advance MYK-461 in the PIONEER-HCM trial and MYK-491 in its Phase 1 trial in healthy volunteers and to generate data from these trials, the Company’s ability to enroll its planned additional ten-patient cohort in PIONEER for MYK-461, to initiate its planned double-blind, placebo-controlled trial of MYK-461 (EXPLORER-HCM) in symptomatic oHCM, to expand the clinical investigation of MYK-461 to patients with non-obstructive HCM in a planned Phase 2 trial, to initiate its planned Phase 1 study of MYK-491 in DCM patients, and the timing of these events, as well as the requirements for registration of the Company’s product candidates, the Company’s ability to successfully maintain its collaboration with Sanofi and the Company’s anticipated expenditures and cash runway, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our other filings with the SEC. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MYOKARDIA, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Collaboration and license revenue	$5,625	$3,550
Operating expenses:
Research and development	11,917	8,130
General and administrative	5,476	3,860
Total operating expenses	17,393	11,990
Loss from operations	(11,768)	(8,440)
Interest and other income, net	221	20
Net loss	(11,547)	(8,420)
Other comprehensive loss	(55)	—
Comprehensive loss	(11,602)	(8,420)
Net loss attributable to common stockholders	$(11,547)	$(8,420)
Net loss per share attributable to common stockholders, basic and diluted	$(0.37)	$(0.32)
Weighted average number of shares used to compute net loss per share attributable to common stockholders, basic and diluted	31,089,310	26,169,152

MYOKARDIA, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$135,594	$135,797
Short-term investments	12,039	4,072
Receivable from collaboration partner	—	45,000
Prepaid expenses and other current assets	1,813	1,394
Total current assets	149,446	186,263
Property and equipment, net	2,604	2,758
Long-term investments	31,978	12,002
Other long-term assets	388	283
Total assets	$184,416	$201,306
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,366	$1,798
Accrued liabilities	7,064	8,690
Deferred revenue - current	22,500	22,500
Total current liabilities	31,930	32,988
Other long-term liabilities	364	436
Deferred revenue - noncurrent	16,875	22,500
Total liabilities	49,169	55,924
Commitments and contingencies (Note 6)
Stockholders’ equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 150,000,000 and 150,000,000 shares authorized at March 31, 2017 and December 31, 2016, respectively; 31,424,801 and 31,428,998 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	3	3
Additional paid-in capital	224,683	223,208
Accumulated other comprehensive (loss) income	(47)	8
Accumulated deficit	(89,392)	(77,837)
Total stockholders’ equity	135,247	145,382
Total liabilities and stockholders’ equity	$184,416	$201,306

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Investor Contact:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

Media Contact:

Steven Cooper

Edelman

415-486-3264

steven.cooper@edelman.com